Exhibit 4.4.1
FIFTEENTH SUPPLEMENTAL INDENTURE
     This Fifteenth Supplemental Indenture, dated as of April 3, 2006 (the “Fifteenth Supplemental Indenture”), among Duke Energy Corporation, a North Carolina corporation (“Duke Energy”), Duke Energy Holding Corp., a Delaware corporation (formerly named Deer Holding Corp.) (“Duke Holdco”) and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), a national banking association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
     WHEREAS, Duke Energy has heretofore entered into the Senior Indenture, dated as of September 1, 1998 (the “Original Indenture”), with the Trustee, as supplemented to the date hereof (as so supplemented, the “Indenture”);
     WHEREAS, Duke Energy currently has issued and Outstanding the notes of the series listed on Schedule A hereto (collectively, the “Notes”) under the Indenture;
     WHEREAS, on May 3, 2005, Duke Energy incorporated Duke Holdco as a direct, wholly-owned subsidiary of Duke Energy, and Duke Holdco incorporated Deer Acquisition Corp., a North Carolina corporation (“Merger Sub A”), and Cougar Acquisition Corp., a Delaware corporation (“Merger Sub B”), each as a direct, wholly-owned subsidiary of Duke Holdco;
     WHEREAS, Duke Energy entered into the Agreement and Plan of Merger, dated as of May 8, 2005, as amended (the “Merger Agreement”), by and among Duke Energy, Cinergy Corp., a Delaware corporation (“Cinergy”), Duke Holdco, Merger Sub A and Merger Sub B, providing for the consummation of the business combination contemplated therein;
     WHEREAS, pursuant to the terms of the Merger Agreement, Merger Sub A shall merge with and into Duke Energy (the “Duke Energy Merger”), in accordance with the North Carolina Business Corporation Act (“NCBCA”), whereby Duke Energy shall be the surviving corporation in the Duke Energy Merger and shall continue its existence under the laws of the State of North Carolina and shall succeed to and assume all the rights and obligations of Merger Sub A in accordance with the NCBCA and, as a result of the Duke Energy Merger, shall be a direct, wholly-owned subsidiary of Duke Holdco;
     WHEREAS, following effectiveness of the Duke Energy Merger, Duke Energy shall convert its form of organization into a limited liability company pursuant to a plan of conversion adopted pursuant to Section 55-11A-11 of the NCBCA and Section 57C-9A-02 of the North Carolina Limited Liability Company Act and shall be renamed Duke Power Company LLC, all of whose membership or other equity interests shall be held by Duke Holdco (the “Duke Energy Conversion” and, together with the Duke Energy Merger, the “Duke Energy Reorganization”);
     WHEREAS, Duke Energy is currently the direct owner of 100% of the issued and outstanding equity interests of Duke Capital LLC, a Delaware limited liability company (“Duke Capital”);
     WHEREAS, following effectiveness of the Duke Energy Reorganization, Duke Energy shall distribute to Duke Holdco all the issued and outstanding equity interests of Duke Capital (the “Duke Capital Distribution”) and, as a result, each of Duke Energy and Duke Capital shall be a direct, wholly-owned subsidiary of Duke Holdco;

     WHEREAS, in connection with the Duke Capital Distribution, Duke Holdco desires to fully and unconditionally guarantee the payment obligations of Duke Energy with respect to the Notes as long as the Notes remain Outstanding;
     WHEREAS, Section 901(9) of the Original Indenture provides, among other things, that Duke Energy, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into an indenture supplemental to the Original Indenture for the purpose of making any provisions with respect to matters arising under the Indenture, provided that such action does not adversely affect the interests of the Holders of Securities of any series in any material respect;
     WHEREAS, the execution of the Fifteenth Supplemental Indenture is authorized and permitted by Section 901 of the Original Indenture and all conditions precedent provided for in the Indenture relating to the execution of the Fifteenth Supplemental Indenture have been complied with; and
     WHEREAS, this Fifteenth Supplemental Indenture is being executed prior to the closing of the transactions contemplated by the Merger Agreement, including the Duke Energy Merger and the Duke Energy Reorganization, and shall be effective simultaneously with the Duke Capital Distribution.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Duke Energy, Duke Holdco and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders from time to time of the Notes (the “Holders”) as follows:
     Section 101. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Original Indenture.
     Section 102. Guarantee. Duke Holdco does hereby fully and unconditionally guarantee for the benefit of the Holders and the Trustee (the “Guarantee”) (a) the due and punctual payment of the principal of, premium, if any, and interest on, all the Notes, whether at Stated Maturity, by declaration of acceleration, call for redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium, if any, and interest on all the Notes, if any, if lawful, and the due and punctual performance of all other obligations of Duke Energy to the Holders or the Trustee in accordance with the terms of the Indenture, and (b) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
     In case of the failure of Duke Energy to punctually make any such principal, premium, if any, or interest payment, Duke Holdco hereby agrees to cause any such payment to be made promptly when and as the same shall become due and payable, whether at Stated Maturity, by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by Duke Energy.
     Duke Holdco hereby agrees that its obligations under the Guarantee shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any Note of any series or the Indenture, any failure to enforce the provisions of any Note of any series or this Indenture, or any waiver, modification or indulgence granted to Duke Energy with respect thereto, by the Holder of any Note of any series or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of Duke Holdco, increase the principal amount of a Note or the interest rate thereon or increase any premium payable upon redemption thereof.

Duke Holdco hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of Duke Energy, any right to require a proceeding first against Duke Energy, protest or notice with respect to any Note or the indebtedness evidenced thereby or with respect to any sinking fund payment required pursuant to the terms of a Note issued under the Indenture and all demands whatsoever, and covenants that the Guarantee will not be discharged with respect to any Note except by payment in full of the principal of (and premium, if any) and interest on such Note. The Guarantee shall constitute a guarantee of payment and not of collection and shall not be impaired by the failure to endorse evidence of the Guarantee on any Note.
     Duke Holdco shall be subrogated to all rights of the Holder of a Note against Duke Energy in respect of any amounts paid to such Holder by Duke Holdco pursuant to the provisions of the Guarantee; provided, however, that Duke Holdco shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of (and premium, if any) and interest on all Notes of the relevant series shall have been paid in full.
     Section 103. Limitation on Liens. Duke Holdco will not, while any of the Notes remains Outstanding, create or suffer to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance of any kind upon any property of Duke Holdco, whether now owned or hereafter acquired, to secure any indebtedness for borrowed money of Duke Holdco, unless it shall make effective provisions whereby the Notes then Outstanding shall be secured by such mortgage, lien, pledge, security interest or other encumbrance equally and ratably with any and all indebtedness for borrowed money thereby secured so long as any such indebtedness shall be so secured; provided, however, that nothing in this Section shall be construed to prevent Duke Holdco from creating, or from suffering to be created or to exist, any mortgages, liens, pledges, security interests or other encumbrances, or any agreements, with respect to:
     (1) purchase money mortgages, or other purchase money liens, pledges, security interests or encumbrances of any kind upon property hereafter acquired by Duke Holdco, or mortgages, liens, pledges, security interests or other encumbrances of any kind existing on any property at the time of the acquisition thereof (including mortgages, liens, pledges, security interests or other encumbrances which exist on any property of a Person which is consolidated with or merged with or into Duke Holdco or which transfers or leases all or substantially all of its properties to Duke Holdco), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property hereafter acquired; provided, however, that no such mortgage, lien, pledge, security interest or other encumbrance shall extend to or cover any other property of Duke Holdco;
     (2) mortgages, liens, pledges, security interests or other encumbrances of any kind upon any property of Duke Holdco existing as of the date of the Fifteenth Supplemental Indenture; liens for taxes or assessments or other governmental charges or levies; pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and other social security legislation, including liens of judgments thereunder which are not currently dischargeable; pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which Duke Holdco is a party; pledges or deposits to secure public or statutory obligations of Duke Holdco; builders’, materialmen’s, mechanics’, carriers’, warehousemen’s, workers’, repairmen’s, operators’, landlords’ or other like liens in the ordinary course of business, or deposits to obtain the release of such liens; pledges or deposits to secure, or in lieu of, surety, stay, appeal, indemnity, customs, performance or return-of-money bonds; other pledges or deposits for similar purposes in the ordinary course of business; liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings; liens incurred in connection with the issuance of bankers’ acceptances and lines of credit, bankers’ liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred; liens incurred in connection with repurchase, swap or other similar agreements (including, without limitation, commodity price, currency exchange and interest rate protection agreements); leases made, or existing on property acquired, in the ordinary course of business; liens securing industrial revenue or pollution control bonds; liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of Duke Holdco, including its guarantee obligations in respect of the Notes; liens created in connection with, and created to secure, a non-recourse obligation; zoning restrictions, easements, licenses, rights-of-way, restrictions on the use of property or minor irregularities in title thereto, which do not, in the opinion of Duke Holdco, materially impair the use of such property in the operation of the business of Duke Holdco or the value of such property for the purpose of such business;
     (3) First and Refunding Mortgage Bonds of the Corporation issued or to be issued from time to time under the First and Refunding Mortgage dated as of December 1, 1927 from the Corporation to the trustee named therein, as supplemented and amended and as to be supplemented and amended;
     (4) indebtedness which may be issued by Duke Holdco in connection with a consolidation or merger of Duke Holdco with or into any other Person (which may be an Affiliate of Duke Holdco) in exchange for or otherwise in substitution for secured indebtedness of such Persons (“Third Party Debt”) which by its terms (i) is secured by a mortgage on all or a portion of the property of such Person, (ii) prohibits secured indebtedness from being incurred by such Person, unless the Third Party Debt shall be secured equally and ratably with such secured indebtedness or (iii) prohibits secured indebtedness from being incurred by such Person;
     (5) indebtedness of any Person which is required to be assumed by Duke Holdco in connection with a consolidation or merger of such Person, with respect to which any property of Duke Holdco is subjected to a mortgage, lien, pledge, security interest or other encumbrance;
     (6) mortgages, liens, pledges, security interests or other encumbrances of any kind upon any property acquired, constructed, developed, or improved by Duke Holdco (whether alone or in association with others) after the date of this Fifteenth Supplemental Indenture which are created prior to, at the time of, or within 18 months after such acquisition (or in the case of property constructed, developed or improved, after the completion of such construction, development or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that in the case of such construction, development or improvement the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property theretofore owned by Duke Holdco other than theretofore unimproved real property;
     (7) Mortgages, liens, pledges, security interests or other encumbrances permitted to be incurred by Duke Energy and Cinergy and their respective subsidiaries pursuant to their respective debt instruments outstanding on the date hereof;
     (8) the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any mortgage, lien, pledge, security interest or other encumbrance, or of any agreement, referred to above in clauses (1) through (7) inclusive, or the replacement, extension or renewal (not exceeding the principal amount of indebtedness secured thereby together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness secured thereby; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or
     (9) any other mortgage, lien, pledge, security interest or other encumbrance not excepted by the foregoing clauses (1) through (8); provided that immediately after the creation or assumption of such mortgage, lien, pledge, security interest or other encumbrance, the aggregate principal amount of indebtedness for borrowed money of Duke Holdco secured by all mortgages, liens, pledges, security interests and other encumbrances created or assumed under the provisions of this clause (9) shall not exceed an amount equal to 10% of common stockholders’ equity of Duke Holdco as shown on its consolidated balance sheet for the accounting period occurring immediately prior to the creation or assumption of such mortgage, lien, pledge, security interest or other encumbrance.
     This Section 103 shall be for the sole benefit of the Notes and not for the benefit of any future series of Securities Outstanding under the Indenture unless Duke Holdco agrees otherwise.
     Section 104. Duke Holdco May Consolidate, Etc., on Certain Terms. (1) Nothing contained in the Indenture, this Fifteenth Supplemental Indenture or in any of the Notes shall prevent any consolidation or merger of Duke Holdco with or into any other Person or Persons (whether or not affiliated with Duke Holdco), or successive consolidations or mergers in which Duke Holdco or its successor or successors shall be a party or parties, or shall prevent any conveyance or transfer of the properties and assets of Duke Holdco as an entirety or substantially as an entirety to any other Person (whether or not affiliated with Duke Holdco) lawfully entitled to acquire the same; provided, however, and Duke Holdco hereby covenants and agrees, that upon any such consolidation, merger, conveyance or transfer, (i) the obligations of Duke Holdco as set forth in Section 102 herein shall be expressly assumed, by a supplemental indenture, in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by the Person (if other than Duke Holdco) formed by such consolidation, or into which Duke Holdco shall have been merged, or by the Person which shall have acquired such properties and assets and (ii) Duke Holdco shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.
     Solely for the purpose of clause (ii) of this Section 104(1), the term “Corporation,” appearing in the definition of the term “Officers’ Certificate” in Section 101 of the Original Indenture, shall be changed to “Duke Holdco.”
     (2) Upon any consolidation of Duke Holdco with, or merger of Duke Holdco into, any other Person or any conveyance or transfer of the properties and assets of Duke Holdco as an entirety or substantially as an entirety in accordance with this Section, the successor Person formed by such consolidation or into which Duke Holdco is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Duke Holdco under this Fifteenth Supplemental Indenture and the Indenture with the same effect as if such successor Person had been named as Duke Holdco herein, and thereafter the predecessor Person shall be relieved of all obligations and covenants under this Fifteenth Supplemental Indenture, the Indenture and the Notes.
     This Section 104 shall be for the sole benefit of the Notes and not for the benefit of any future series of Securities Outstanding under the Indenture unless Duke Holdco agrees otherwise.
     Section 105. Miscellaneous Amendments.
     (1) Section 102 of the Original Indenture is hereby amended by adding the following definition:
     “Duke Holdco” means Duke Energy Holding Corp., a Delaware corporation (formerly named Deer Holding Corp.).
     (2) Section 105 of the Original Indenture is hereby amended by deleting “or” after clause (1) thereof, by deleting the period after clause (2) thereof and inserting “, or” in its place and by adding the following clause (3):

     “(3) Duke Holdco by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to Duke Holdco addressed to it at 526 South Church Street, Charlotte, North Carolina 28202, Attention: Treasurer, or at any other address previously furnished in writing to the Trustee by Duke Holdco.”;
     (3) Section 501(4) of the Original Indenture is hereby amended to read as follows:
     “(4) default in the performance, or breach, of any covenant of the Corporation or Duke Holdco in this Indenture (other than a covenant a default in whose performance or whose breach is elsewhere in this Section specifically dealt with or which has expressly been included in this Indenture solely for the benefit of series of Securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Corporation or Duke Holdco, as the case may be, by the Trustee or to the Corporation or Duke Holdco, as the case may be, and the Trustee by the Holders of at least 33% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder, unless the Trustee, or the Trustee and the Holders of a principal amount of Securities of such series not less than the principal amount of Securities the Holders of which gave such notice, as the case may be, shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and the Holders of such principal amount of Securities of such series, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Corporation or Duke Holdco, as the case may be, within such period and is being diligently pursued; or” and
     (4) Section 704 of the Original Indenture is hereby amended to read as follows:
The Corporation, or Duke Holdco (if the Corporation’s obligation to file separate reports to the Commission pursuant to the Trust Indenture Act or Section 13 or Section 15(d) of the Exchange Act shall be terminated or expressly assumed by Duke Holdco), shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is so required to be filed with the Commission.
     (5) Section 901(1) of the Original Indenture is hereby amended to read as follows:
     “(1) to evidence the succession of another person to the Corporation or Duke Holdco, as the case may be, and the assumption by any such successor of the covenants of, respectively, the Corporation or Duke Holdco herein and in the Securities; or”.
     This Section 105 shall be for the sole benefit of the Notes and not for the benefit of any future series of Securities Outstanding under the Indenture unless Duke Holdco agrees otherwise.
     Section 106. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder, partner or agent of Duke Holdco shall have any liability for any obligations of Duke Energy or Duke Holdco under the Notes, the Guarantee, the Indenture or the

Fifteenth Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.
     Section 107. Provisions Binding on Successors. All the covenants, stipulations, premises and agreements made in the Fifteenth Supplemental Indenture by Duke Energy and Duke Holdco shall bind their respective successors and assigns whether so expressed or not.
     Section 108. New York Contract. THIS FIFTEENTH SUPPLEMENTAL INDENTURE AND THE GUARANTEE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.
     Section 109. Execution and Counterparts. The Fifteenth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 110. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     Section 111. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of the Fifteenth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Duke Energy and Duke Holdco.
     Section 112. Full Force and Effect. Except as expressly amended hereby, the Indenture shall remain in full force and effect in accordance with the provisions thereof on the date thereof.
     Section 113. Effectiveness of the Fifteenth Supplemental Indenture. The Fifteenth Supplemental Indenture shall be effective simultaneously with the Duke Capital Distribution. Promptly following the occurrence of the Duke Capital Distribution, Duke Energy shall provide notice thereof to the Trustee.

     IN WITNESS WHEREOF, the parties hereto have caused the Fifteenth Supplemental Indenture to be duly executed, all as of the date first above written.

DUKE ENERGY CORPORATION

By:

Name: David L. Hauser
Title: Group Vice President and Chief Financial Officer

Attest:

Name:
Title:

DUKE ENERGY HOLDING CORP.

By:

Name: Robert T. Lucas III
Title: Assistant Secretary

Attest:

Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Trustee

By:

Name:
Title:

Attest:

Name:
Title:
Supplemental Indenture

SCHEDULE A
Outstanding Notes
▪	$300,000,000 Series A 6% Senior Notes due 2028

▪	$200,000,000 Series B 5 3/8% Senior Notes due 2009

▪	$300,000,000 Series D 7 3/8% Senior Notes due 2010

▪	$750,000,000 6.25% Senior Notes due 2012

▪	$250,000,000 6.60% Insured Quarterly Senior Notes due 2022

▪	$350,000,000 6.45% Senior Notes due 2032

▪	$110,000,000 4.611% Senior Notes due 2007

▪	$400,000,000 5.625% Senior Notes due 2012

▪	$742,000,000 1 3/4% Convertible Senior Notes due 2023

▪	$300,000,000 4.20% Senior Notes due 2008